As filed with the Securities and Exchange Commission on April 17, 2019

Registration No. 333-199132

Registration No. 333-184838

Registration No. 333-167652

Registration No. 333-137953

Registration No. 333-137952

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333- 199132

FORM S-8 REGISTRATION STATEMENT NO. 333-184838

FORM S-8 REGISTRATION STATEMENT NO. 333-167652

UNDER

THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-137952

FORM S-8 REGISTRATION STATEMENT NO.333-137953

UNDER

THE SECURITIES ACT OF 1933

Osiris Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Maryland	71-0881115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7015 Albert Einstein Drive

Columbia, Maryland 21046

(443) 545-1800

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Osiris Therapeutics, Inc. Amended and Restated 2006 Omnibus Plan

Amended and Restated 1994 Stock Incentive Plan

2006 Omnibus Plan

(Full title of the plan)

James Black

Chief Legal Officer

Osiris Therapeutics, Inc.

7015 Albert Einstein Drive

Columbia, Maryland 21046

(443) 545-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott A. Barshay
David Klein
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Osiris Therapeutics, Inc., a Maryland corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement No. 333-199132, originally filed with the SEC on October 3, 2014, registering 750,000 shares of common stock, par value $0.001 per share, of the Company pursuant to the Osiris Therapeutics, Inc. Amended and Restated 2006 Omnibus Plan;

•                  Registration Statement No. 333-184838, originally filed with the SEC on November 9, 2012, registering 300,000 shares of common stock, par value $0.001 per share, of the Company pursuant to the Osiris Therapeutics, Inc. Amended and Restated 2006 Omnibus Plan;

•                  Registration Statement No. 333-167652, originally filed with the SEC on June 21, 2010, registering 1,100,000 shares of common stock, par value $0.001 per share, of the Company pursuant to the Osiris Therapeutics, Inc. Amended and Restated 2006 Omnibus Plan;

•                  Registration Statement No. 333-137953, originally filed with the SEC on October 11, 2006, registering 819,513  shares of common stock, par value $0.001 per share, of the Company pursuant to the Amended and Restated 1994 Stock Incentive Plan; and

•                  Registration Statement No. 333-137952, originally filed with the SEC on October 11, 2006, registering 850,000 shares of common stock, par value $0.001 per share, of the Company pursuant to the 2006 Omnibus Plan.

On March 12, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Smith & Nephew plc, an English public limited company, Smith & Nephew Consolidated, Inc., a Delaware corporation (“Parent”), and Papyrus Acquisition Corp., a Maryland corporation and a direct subsidiary of Parent (“Sub”). On April 17, 2019, pursuant to the Merger Agreement, Sub merged with and into the Company (the “Merger”), with the Company surviving as a direct subsidiary of Parent.  At the effective time of the Merger, each outstanding share of common stock, 0.001 par value per share, of the Company (the “Shares”), other than Shares held by Sub or a subsidiary of the Company, was converted into the right to receive $19.00 per Share, in cash, without interest, subject to any required withholding of taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering the Company, hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof, if any.  Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on this 17th day of April, 2019. No other person is required to sign these Post-Effective Amendments to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

OSIRIS THERAPEUTICS, INC.

By:	/s/ Samson Tom
Name:	Samson Tom
Title:	Chief Executive Officer

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